EXHIBIT 99.2(m)

                         CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form N-2 of North American Senior Floating Rate Fund, Inc. (1940 Act File No. 811-8727) of our report dated February 24, 1999 relating to North American Senior Floating Rate Fund, Inc., which is included in the Statement of Additional Information, which is incorporated by reference in such Registration Statement.

     We also consent to the reference to our Firm under the heading "Financial Highlights" in the Prospectus and the heading "Auditors and Financial Statements" in the Statement of Additional Information, both of which are incorporated by reference in the Registration Statement.


                                   DELOITTE & TOUCHE LLP


August 3, 1999
Boston, Massachusetts